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                                                                    Exhibit 99.2



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                       HUNTINGTON BANCSHARES INCORPORATED
                        Corporate Update Conference Call
                               Leader, Jay Gould
                               December 18, 2001


















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                                                                          PAGE 2


Operator:                           Good afternoon. My name is Tina and I will
                                    be your conference facilitator today. At this time I would like to welcome everyone to the Huntington Corporate Update
                                    Conference Call. All lines have been placed on mute to prevent any background noise.

                                    After the speaker's remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press the number one on your telephone keypad, and questions will be taken in the order that they are received. If you would like to withdraw your question, press the pound key. Thank you. Mr. Gould, you may begin your conference.

Mr. Gould:                          Thanks, Tina. And welcome again to everyone.
                                    Thank you for joining us today. I'm Jay
                                    Gould, Director of Investor Relations. Also participating in today's call will be Tom
                                    Hoaglin, Chairman, President and CEO, and
                                    Mike McMennamin, Vice Chairman and Chief
                                    Financial Officer. Before we begin the
                                    formal remarks, some usual housekeeping
                                    items.

                                    Copies of the slides we will be reviewing can be found on our website at huntington-ir.com. If you have difficulty finding these, please call Investor Relations at 614-480-5676. Also, this call is being recorded and will be available as a rebroadcast starting later this evening through December 28th. Please call Investor Relations for more information on how to access these recordings or playbacks, or if you have difficulty getting a copy of the slides we will be reviewing.

                                    Finally, today's discussion, including the
                                    Q&A period, may contain forward-looking
                                    statements as defined by the Private
                                    Securities Litigation Reform Act of 1995.
                                    Such statements are based on information and assumptions available at this time, and are subject to change, risks and uncertainties which may cause actual results to differ materially. We assume no obligation to update such statements. For a complete discussion of risks and uncertainties, please refer to Slide 14 and material filed with the SEC, including our most recent 10K, 10Q or 8K filings.

                                    With that out of the way, let me now turn the meeting over to Tom. Tom?

Mr. Hoaglin:                        Thank you, Jay. And let me add my welcome to
                                    all of you. Last July we made a commitment to keep investors informed on a

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                                                                          PAGE 3


                                    timely basis of performance trends and
                                    progress made on our strategic initiatives.
                                    As such, this call is scheduled to
                                    accomplish two things. First, we want to update you on fourth quarter performance trends, including two one-time items, and second, provide you with an update of where we stand regarding the building of the new Huntington. I will lead off the discussion with an overview of fourth quarter performance and a strategic update, and Mike will then follow with more details of the quarter. We want to leave ample time for your questions, so let's move ahead.

                                    Let me summarize what we want to cover today on Slide 3. We are still comfortable with the guidance given in October that we expected fourth quarter operating earnings of 29 cents to 31 cents per share. You will recall this excludes the impact of any ongoing restructuring charges related to the strategic initiatives announced last July and other one-time items. However, the economy is weaker today than it was two months ago. In addition, the length and severity of this slowdown continues to be very uncertain. As a result, net charge-offs continue to rise, and our outlook regarding future overall credit quality trends is more uncertain.

                                    We told you in October we were expecting fourth quarter net charge-offs to be in the range of 80 to 90 basis points. Today that now looks more like 103 to 105 basis points. This increase is primarily related to the deterioration in the commercial loan portfolio, and to a lesser degree, continued weakness in the consumer portfolio. We expect to report a $15-20 million, or 7 to 10%, increase in non-performing assets from $210 million at September 30. This is consistent with our October guidance. Obviously, we're in the midst of the first recession in a decade and it's having a negative impact on credit quality throughout the industry as well as at Huntington. Throughout the year we have tightened our underwriting and approval processes for both the commercial and consumer areas.

                                    In addition to the fourth quarter component of the $215 million restructuring charge announced in July, the quarter will reflect two one-time items.

                                    The first is a $32 million after-tax benefit to tax expense related to the issuance of REIT preferred stock. The second, and related to the deterioration in credit quality, is a decision to add $50 million to the allowance for loan losses. In this type of environment, we

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                                                                          PAGE 4


                                    think that's the prudent thing to do. This would be over and above the usual provision expense which will cover charge-offs, plus or minus any changes in period end loan balances.

                                    Our current forecast indicates total loans outstanding at year-end could be lower than levels at September 30. Mike will review the fourth quarter and these particular issues more in a moment.

                                    We are also continuing to make good progress on our strategic initiatives announced in July. Let me take the next few minutes to update you.

                                    Slide 4 - you can see that a key strategic initiative was the sale of our Florida operations. This is on track for a February closing. Recently, Sun Trust announced the divestiture of seven branches to Florida First on receipt of Justice Department approval. And today, Sun Trust received Federal Reserve approval. Importantly, we are continuing to target 2002 EPS accretion of three cents to five cents per share associated with the Florida sale and subsequent stock repurchase.

                                    On Slide 5 you see that our branch
                                    consolidation effort, likewise, is coming to a close. Originally we targeted 43 branches for consolidation. That number is now 38. As we went through detailed planning for each, with full consideration to the needs and input of local markets, we decided to keep five of them open. We have grown deposits in the consolidated branches, exceeding our more conservative assumption that deposits would decrease. I think the strong performance is an indication of the execution skill and very positive spirit we are seeing in our retail banking associates. As a result of these consolidations, the 2002 non-interest expense run rate will be reduced by about $4 million.

                                    Speaking to expenses, Slide 6 shows the
                                    progress we made so far on improving our efficiency ratio this year. From a high of 62% in the first quarter, it had dropped to 57% in the third quarter, and we are expecting a 1-2 percentage point additional improvement in the fourth quarter.

                                    In July we noted that we were committed to taking about $40 million out of our 2000 expected expense growth. We are on track to achieve this amount. Several factors contributed to this including greater discipline on capital expenditures, increased

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                                                                          PAGE 5

                                    focus on personnel costs and incentive
                                    plans, and extracting more from our vendors.
                                    One example of this was the negotiation of a telecommunications contract which reduced run rate expenses by $2.3 million per year. That contract represents a 42% reduction in annual costs. We are still comfortable with our long-term efficiency goal of 48-52%.

                                    Moving to Slide 7, let me just quickly
                                    summarize the status of some of the other achievements this year. First, our management team is basically in place, certainly at the highest levels. This is a highly experienced, highly energized, and high quality team dedicated to creating shareholder value. Second, they are the leaders building Huntington's new culture. This is a culture where high quality service to customers comes first, associates are empowered to make decisions, and we all behave like owners. To help build this culture, we have introduced a sales management process in the retail bank, created an inclusive management philosophy with input and dialogue at all employee levels; including regular visits to the regions to meet with local managers, Huntington associates, customers and shareholders. And we've initiated a marketing campaign including media commercials discussing the building of a brand new Huntington.

                                    We have also sharpened our pencils and are managing our businesses by the numbers. Analyzing the profitability and growth potential of each business is a continual process, a process akin to the one leading to the Florida decision. We are improving our internal financial reporting, pushing performance responsibility and accountability down to the business unit level, including the retail branch level next year. Fourth, we've strengthened our balance sheet this year. This includes reducing the portfolio of lower margin assets, continuing to limit interest rate risk exposure, bolstering loan reserves, and tightening credit standards. Lastly, we are focusing on improving the returns of our businesses through attention to costs, improving customer cross-sells, and better market penetration within our current footprint. I firmly believe you will continue to see evidence of the progress we're making in coming quarters as this momentum builds, and especially when the economy begins to strengthen.

                                    With those comments, let me now turn the call over to Mike to review the fourth quarter trends. Mike?

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                                                                          PAGE 6



Mr. McMennamin:                     Thanks, Tom. Slide 9 provides a recap of
                                    some of the expected fourth quarter
                                    performance highlights compared with the third quarter. Tom noted our operating earnings per share are expected to be 29 to 31 cents. The annualized growth rate in average loans is expected to be 2 to 3% during the quarter versus 7% in the third quarter. This growth is concentrated in three portfolios: commercial real estate, residential real estate, and home equity lines. Indirect auto loans and leases will be up slightly for the quarter, while average commercial and automobile floor plan loans should be down.

                                    Turning to deposits, the third quarter
                                    growth rate in average core deposits was particularly strong given the deposit campaign that we conducted in that period. We are still seeing deposit growth at a respectable 6 to 7% rate in the current quarter however.

                                    The net interest margin is expected to
                                    expand 6 to 10 basis points, reflecting the benefits of a lower interest rate environment on our slightly liability-sensitive interest rate risk position. Expenses are expected to be down slightly. As a result, we anticipate a one to two percentage point improvement in the efficiency ratio. Lastly, and as Tom mentioned earlier, the loan loss reserve ratio will increase from 1.67% at September 30th to 1.90% at year-end. I will provide more credit quality comments in just a moment.

                                    Turning to Slide 10, as mentioned, fourth quarter results include two one-time items. In 1998 Huntington set up a wholly-owned REIT subsidiary to consolidate real estate assets in a separate entity that could be used in the future to raise Tier 1 capital and also provide some potential tax benefits. The REIT currently holds most of our mortgage-related assets, consisting of commercial real estate and residential loans.

                                    At September 30th, the REIT had $7.2 billion of assets. In the fourth quarter, and in addition to the normal REIT activity, we added $400 million of assets with the REIT issuing $400 million in preferred stock, $50 million of which was subsequently sold to the public, with the remaining $350 million held in a Huntington subsidiary. The sale of the preferred stock to the public served to increase our tier one regulatory capital by $50 million. Given the REIT structure, this also resulted in a permanent tax benefit of $32 million, which will be reflected in our fourth quarter financials.

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                                                                          PAGE 7


                                    The other one-time item was a decision to make a $50 million pre-tax addition to the allowance for loan losses. We believe this is prudent given the current uncertain economic outlook and deteriorating credit quality trends. Importantly, this is on top of the usual quarterly provision and covers net charge-offs and any changes in period-end loan balances. As a result, our loan loss reserve will end the year at 1.90% versus 1.67 at September 30th, and 1.45 at the end of the first quarter.

                                    Turning to Slide 11, as Tom noted, credit quality trends deteriorated further during the quarter. Net charge-offs are expected to be in the 103 to 105 basis point range, well above the 80 to 90 basis point guidance we gave in October. This includes 7 basis points of charge-offs for loans in businesses we have exited and where reserves were established in the second quarter special charge. That is sub-prime auto and truck and equipment loans.

                                    Commercial charge-offs will increase
                                    significantly with 85% of total commercial charge-offs represented by four specific credits. To a lesser degree, auto loan and lease losses are also expected to increase. This reflects the weakening consumer balance sheet, softening of used car prices in the quarter, and seasonal trends where fourth quarter and first quarter losses are typically 10 to 20% higher than those experienced in the second and third quarters of the calendar year. We are encouraged, however, to see some recent firming in used car prices over the last three to four weeks.

                                    Non-performing assets are expected to
                                    increase 7 to 10%, or $15 to 20 million.
                                    This is consistent with the +10% guidance that we gave you in October. The non-performing asset ratio will increase to 104 to 108 basis points from 97 basis points in the third quarter. And as mentioned, our loan loss reserve ratio will end the year at 1.90%.

                                    As we approach the closing of the Florida sale, we want to keep you abreast on the financial dimensions of the transaction as you do your modeling. Slide 12 shows that coming off our balance sheet will be about $2.7 billion of loans in Florida, and $4.7 billion in deposits. Earnings per share accretion in 2002 is expected to be in the three to five cent range from the sale and the subsequent repurchase of stock.

                                    The bottom of the slide shows that we expect this transaction to

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                                                                          PAGE 8


                                    throw off over $600 million in excess
                                    capital that will be available for share repurchase, given our targeted minimum tangible common equity ratio of 6.5%. We still expect to spend $300-400 million on the buy-back program next year.

                                    Before I turn this back to Tom, let me make one final comment. The charge-off performance this quarter is obviously disappointing, but it's important to note that we still expect to hit our earnings projection while absorbing higher net charge-offs in the quarter. With those comments, let me turn this back over to Tom for final remarks.

Mr. Hoaglin:                        Thanks, Mike. As we head into the Q&A
                                    period, here are the main points I hope
                                    we've made. First, fourth quarter estimated operating earnings per share remains consistent with our prior guidance. In these uncertain times, strengthening the balance sheet is the prudent decision. Importantly, this was done without any negative impact to our earnings run rate. Further, our strategic initiatives remain fully on track, and the company is increasingly energized by our progress.

                                    One last comment before Q&A, regarding our 2002 outlook, we intend to provide guidance when we discuss our fourth quarter performance next January. Thanks for your understanding. This completes our prepared remarks. Mike and I will be happy to take your questions.

Mr. Gould:                          Operator, we're ready for questions.

Operator:                           At this time I would like to remind
                                    everyone, in order to ask a question, please press the number one on your telephone keypad. Please hold for your first question.
                                    Your first question is from Fred Cummings of McDonald Investments.

Mr. Cummings:                       Good afternoon. I have two quick questions.
                                    First, what would your normalized tax rate be excluding the benefit that you're going to receive this quarter, Mike? On a fully tax equivalent basis, it looks like last quarter is around 27%.

Mr. McMennamin:                     Fred, it would be around 26% on an operating
                                    basis, excluding these special transactions.

Mr. Cummings:                       Okay. And then secondly, on the charge-off
                                    side you noted that

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                                                                          PAGE 9


                                    this was commercial. Can you comment on
                                    what's going on with - were any of these charge-offs of these four larger credits you mentioned related to commercial real estate.

Mr. McMennamin:                     No, none of them were. Two of the credits
                                    were manufacturing. Three of the credits actually were manufacturing or manufacturing-related, and the other credit was in the retailing area. No commercial real estate.

Mr. Cummings:                       Okay.  Thank you.

Operator:                           Your next question comes from Jeff Davis of
                                    Midwest Research.

Mr. Davis:                          Good afternoon. A follow-up question to
                                    Fred's question. One is on the tax rates. Do we have a permanent reduction going forward with the recap of the REIT?

Mr. McMennamin:                     No, the tax rate going forward - the tax
                                    rate for the year has been about 26% going forward. It will be in the high 20's. We will not have a permanent reduction on an ongoing basis. This is a one-time transaction.

Mr. Davis:                          Okay. And then just a little on the
                                    technical side of the transaction. Are the assets that are being contributed to the REIT, is their market value under their tax basis allowing you to in effect mark it to market and capture a $32 million tax benefit? Is that the gist of the transaction?

Mr. McMennamin:                     That's exactly correct. The tax basis would
                                    exceed the fair market value of the assets that were contributed.

Mr. Davis:                          Okay. And then just a little further. Is the
                                    preferred that is sold to the public, that's now going to show up in our financials as a minority interest?

Mr. McMennamin:                     Yes, that's correct - $50 million. And that
                                    does count as Tier 1 capital for us.

Mr. Davis:                          Okay. And I know certainly we've seen some
                                    of these transactions - Regions (Bank) has used these. Is this something that you have to get a letter ruling from the Service or a tax opinion from your accountant if the (Internal Revenue) Service doesn't come back and say it's some sort of wash transaction?

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                                                                         PAGE 10


Mr. McMennamin:                     No, you do not get a letter of ruling from
                                    the IRS on this. You certainly do get tax opinions.

Mr. Davis:                          Okay.  Very good.  Thank you, gentlemen.

Mr. McMennamin:                     Thank you.

Operator:                           Your next question comes from Jim Agah from
                                    Millennium Partners.

Mr. Agah:                           Good morning, gentlemen - or afternoon. A
                                    couple of questions for you. First, I really don't agree that you consider - this is more of a comment than a question - but I don't agree that you can consider a one-time increase in provisions to be one-time in nature. It's part of your ongoing business of running a bank, managing credit. But my first question has to do with Florida. It says on page 12 that you have now expected
                                    EPS accretion of three to five cents versus your July presentation which was two to six.
                                    So you're tightening up the reins there in terms of expected accretion?

Mr. McMennamin:                     That's correct.

Mr. Agah:                           And, Mike, you said that you expect $300
                                    million of repurchases in 2002?

Mr. McMennamin:                     I think what we have said is that we expect
                                    to repurchase $300 to $400 million.

Mr. Agah:                           Three to four hundred million? So that EPS
                                    accretion comes from that, not the $600
                                    million plus that's highlighted on page 12.

Mr. McMennamin:                     That's correct.

Mr. Agah:                           Okay. And then in terms of 2002, I know you
                                    guys want to speak to it in January, but your assumptions at the time of the July meeting were 55 basis points in net charge-offs.

Mr. McMennamin:                     I think they were 65, but go ahead. I think
                                    when we provided earnings guidance for the second half and for 2002 at that time, we assumed 65 basis points for both time periods.

Mr. Agah:                           That's right. I stand corrected. So if
                                    there's 65 basis points - were

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                                                                       PAGE 11


                                    your original assumptions for '02, and the current fourth quarter run rate is substantially higher than that, you need a big drop in net charge-offs to effectively get to those numbers, assuming no change in provision.

Mr.McMennamin:                      Well, the environment certainly has changed
                                    from July when we made those projections.
                                    And while we really don't want to get into 2002 projections and assumptions today, suffice it to say that I think our charge-off assumptions would be higher than those that we had projected in July.

Mr. Agah:                           Okay.  And then lastly -

Mr. Hoaglin:                        Jim, I was just going to comment that
                                    clearly in the fourth quarter our charge-off projections were much higher than we assumed they would be in July also. But there were a number of other things that were much stronger which served to counteract the impact of the higher charge-offs, meaning a much higher margin, expenses were considerably lower. All I want to offer is that there are a lot of really good things happening in the business which do not serve to dampen our spirits as we face higher charge-offs.

Mr. Agah:                           Right. I agree. The last question I was
                                    going to ask is actually two parts. The fact that you're now closing fewer branches - 38 as opposed to 43 - are you going to lower the restructuring charges that still have to come through in Q4?

Mr. McMennamin:                     The restructuring charges, we have not yet
                                    determined those for the fourth quarter, and also obviously for the first quarter. So that's a decision yet to be made.

Mr. Agah:                           Okay. And then lastly, the $4 million - I
                                    was going through the stuff, Mike - does the $4 million annual non-interest expense saved from the branch closings - does that - has there been any change from the July presentation when you showed your expected savings or not?

Mr. McMennamin:                     Jim, it's probably down $1 million. I don't
                                    remember the exact number we use, but
                                    perhaps down slightly from the fewer number of branches, but not substantively.

Mr. Agah:                           Okay. Good luck, guys. Thanks.

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                                                                         PAGE 12


Mr. McMennamin:                     Thank you.

Operator:                           Your next question comes from Derrick
                                    Connally from Boston Partners.

Mr. Connally:                       I did not intend to enter the queue. Thank
                                    you.

Mr. Gould:                          Thanks, Derrick.

Operator:                           Your next question comes from Barry Cohen of
                                    Maverick.

Mr. Cohen:                          Good evening, gentlemen. Just a couple of
                                    questions just for clarification. Can you explain to me the mechanics of how income from the assets being put into the REIT will flow through to the bank? That would be my first question - if at all.

Mr. McMennamin:                     The REIT is a second tier subsidiary of the
                                    bank and it's wholly owned. So the income from the REIT flows through the bank's income and therefore through the corporation's earnings. So if you looked at an organization structure, you would have HBI, the holding company. Right under that you would have Huntington National Bank, and then under that you would have a series of subsidiaries which would include the REIT.
                                    So it just flows right up through the bank and then through the parent company.

Mr. Cohen:                          Now is that going to come in - I guess
                                    really the question I'm asking to a certain extent is that you're effectively an equity holder in this. And are you going to flow this through your net interest margin or are you going to flow this through your fee side?

Mr. McMennamin:                     No, this flows through the net interest
                                    margin. From the reporting standpoint, it's transparent as to - you get exactly the same accounting treatment as if the bank owned the assets or the subsidiary owned the assets -

Mr. Cohen:                          Okay.

Mr. McMennamin:                     - in terms of geography of the income and
                                    expense.

Mr. Cohen:                          Okay. And the other thing is I was
                                    wondering, in your presentation in July, you gentlemen went to some great lengths to describe reinvigorating Michigan and also your depository offerings. And I was wondering if you can kind of give us an update a little bit on

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                                                                         PAGE 13


                                    Michigan? And also, what exactly is the
                                    offering package that you're putting out there for checking accounts and for bringing in deposit rates outside of - now that Florida was sold?

Mr. Hoaglin:                        Barry, this is Tom Hoaglin. In Michigan, we
                                    have two regions, one East Michigan, so
                                    that's the Detroit suburbs, and the other, West Michigan, which would include the Grand
                                    Rapids/Holland area and points north up to Traverse City. Both regions have new leadership this year. East Michigan received a new leader, Bruce Nyberg, in April. And
                                    Jim Dunlap, who was running our Florida
                                    region, moved to West Michigan at the end of August. I can tell you that in both cases, the new leaders have really re-energized, re-invigorated what we're doing up there.
                                    We're seeing very positive business trends that we had not seen previously.

Mr. Cohen:                          When you say business trends, could you be a
                                    little more specific. Are they on the loan side or the account growth side?

Mr. Hoaglin:                        Certainly on the account growth side, the
                                    deposit side. But we're also getting lots of additional loan opportunities. So it just gives us confidence that we're going to be able to reverse the trend, particularly in West Michigan, that we experienced up until now. So we feel pleased about how that's coming along.

                                    One change that we've instituted - I guess it was September - is on the small business side where we now offer what we call business banking bundles, bundles of services, making it much more attractive for small business owners to do business with us, both in pricing and in breadth of services. That includes deposit products. We have been offering free checking, a free checking product in all of our markets, including Michigan, money market accounts. We've had very attractive pricing throughout the last several months, and have recently introduced on the CD side, what I would call kind of a step pricing CD, so the customer gets an option as to a certain rate if your CD stays for a year, and a different rate at two years, a different rate at three years. That's been met with a great positive reaction by consumers. So lots is happening on the deposit product front.

Mr. Cohen:                          Okay. And I was going to ask one question
                                    about that, but I can do it off-line. My other one had to do with auto, and I was wondering if you could give us a little flavor of what's happening there in your auto book. And specifically - this might not be the right question, but I've never asked this so I figured I would. A number of people who are involved with the primary auto manufacturers and the zero financing down will actually get paid by the auto manufacturer a floating rate above prime or something along those lines. But sometimes residual guarantees, sometimes now. And I was wondering if you were involved in any of the dealer programs with them?

Mr. McMennamin:                     To my knowledge we are not involved in those
                                    programs. I'll talk just a little bit about the auto business. It's obviously been an interesting business over the last 60 days as the 0% financing programs have been introduced by the domestic auto manufacturers. In October our volume was really not adversely effected. Our volume was actually at plan - what we had planned late in 2000 - about $300 million - to put it in perspective. In November, our volume was down about 10% from plan. It was down to about $250 million, so we did get adversely impacted there. The mix of our business has changed somewhat. We would have - earlier this year the percentage of our production in new cars as opposed to used cars would have been about 45%. In September, that was 41%. In October, it dropped to 33%, and in November, the percentage of new cars in our production dropped to 28%. So we've got a little different mix between new and used cars. Our volume has been adversely impacted somewhat, but we think that the pricing within the market, albeit, with somewhat lower volumes, has been reasonably attractive.

Mr. Cohen:                          And does that play into roles in terms of
                                    what your outlook is going to be for loss rates a year from now, assuming a severity change?

Mr. McMennamin:                     Well, I guess I'm really not prepared to
                                    talk about that right this second in terms of what our loss rates might be a year from now.

Mr. Cohen:                          Okay. I appreciate your time. Thank you very
                                    much.

Mr. McMennamin:                     Thank you.

Operator:                           Your next question comes from Fred Cummings
                                    of McDonald Investments.

Mr. Cummings:                       As a follow-up, Tom, can you talk about the
                                    mix of the charge-offs this quarter? You may have mentioned it earlier, but I might have missed it - the write-down between commercial and consumer?

Mr. McMennamin:                     Fred, this is Mike. There was a much heavier
                                    mix towards the commercial area this time. I really don't want to get into all the numbers, but the consumer charge-offs total will be up somewhat versus the third quarter, but the big change - the big increase really was on the commercial front.

Mr. Cummings:                       And, Mike, one last question. I don't know
                                    if you can talk about it, but obviously
                                    you're going to be taking a pretty big gain in February when the Florida deal closes.
                                    Have you thought about how you might
                                    allocate that gain with respect to further reserve building?

Mr. McMennamin:                     We really haven't. We obviously have thought
                                    about it, Fred, but I don't think it's
                                    something we'd want to talk about right now.
                                    We certainly will take a look at the credit picture at that point and the risk profile of the portfolio, and make what decisions we think are obviously appropriate. But as of right now, I don't think we'd be - we'd be speculating about what we might or might not do in February.

Mr. Hoaglin:                        Fred, this is Tom. We just very much
                                    continue on our game plan as previously
                                    announced of proceeding with our stock
                                    purchase plan and rebuilding our tangible equity position up to 6.5%. That hasn't changed at all. So we're trying to be very consistent with what we articulated back in July.

Mr. Cummings:                       Okay. Thank you.

Mr. McMennamin:                     You might be interested in some of the
                                    numbers or projections on our capital ratio because that is obviously very important, and those numbers will change significantly in 2002. We'll end up after the sale with a tangible common equity asset ratio of over 9%. And even after buying about $350 million of stock, which is just the mid-point, that tangible common equity ratio at the end of 2002 is probably in the 7.5 to 7.75% range.

Operator:                           Your next question comes from John Balkind
                                    of Fox Pitt.

Mr. Balkind:                        Hi, Tom. Hi, Mike. Just a couple of quick
                                    questions. One, in terms of the reserve, you're building it up to 1.90%. Could you talk about what your unallocated piece is, and sort of the split on what that's going towards, and are we going to see it maintained up at that level going into next year? Is it going to run back down as it gets allocated to specific credit? And then the second question is could you talk a little bit about your budget process for '02? Are you complete with it right now?

Mr. McMennamin:                     John, in terms of the unallocated, I really
                                    don't want to get into that today. In terms of the budget process, obviously the events of the last couple of months have changed the timing of that process I think for a lot of people. We're finishing up the final pieces of the budget as we speak, and we'll be prepared to talk about that in the January earnings call.

Mr. Hoaglin:                        John, this is Tom. I feel really good about
                                    our budget process this year. I think
                                    without being too unfair about the past, there probably wasn't nearly as much effort in the past put into kind of a bottoms up view. So that I think we are developing a pretty clear understanding about how we accomplish our objectives next year - the path in each of our businesses. So as we put the finishing touches on this and give you a guidance in January about 2002, I think we're going to really understand far more than we have in the past about how to get to our objectives.

Mr. Balkind:                        Great. And then I guess just lastly, in
                                    terms of the 1.90%, do you think we will keep it up at this level or will we see this come back in earnings next year?

Mr. McMennamin:                     Well, John, this is Mike. I think really to
                                    comment on that would really be to
                                    speculate. We don't know what the economic environment and what the risk profile - the portfolio will look like as we go through the year. We think 1.90% is a reasonably lofty reserve, but I don't think we'd be prepared to talk about it. We also would have told you three months ago - we did tell you 1.67% we thought was a very appropriate level, and we felt that very strongly at the time. So I think that can change pretty significantly. I just don't think we would have any comment on it right now. We really don't know.

Mr. Balkind:                        Okay. And I guess just one last thing if I
                                    can. In terms of the Michigan competition.
                                    With Fifth Third just finishing up in the Grand Rapids market in terms of their conversions, are you seeing any shifts in their customer base, or are you getting any increased opportunities? And is the totally free checking in response to what they typically do in a market or is that something that you're implementing throughout the Huntington system?

Mr. Hoaglin:                        We've implemented - John, Tom - we've
                                    implemented the free checking product
                                    throughout Huntington markets. We are
                                    getting opportunities in the Michigan area.
                                    Fifth Third is a good, tough competitor, but we are getting good opportunities where we had not seen those previously for some additional relationships. We're pleased about that.

Mr. Balkind:                        Great. Thanks, guys.

Operator:                           Your next question comes from Jeff Davis at
                                    Midwest Research.

Mr. Davis:                          My follow-up has been answered. Thank you.

Mr. Gould:                          Operator, are there any more questions?

Operator:                           No, sir, there are no further questions.

Mr. Gould:                          Okay.  Tom?

Mr. Hoaglin:                        Thanks very much to one and all for joining
                                    us, and we look forward to talking with you again in January, and happy holidays.

Operator:                           This concludes today's conference. You may
                                    now disconnect.